WESMARK FUNDS

Amendment No. 5

DECLARATION OF TRUST

February 29, 1996

This Declaration of Trust is amended as follows:

            Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

            "Section 5.  Establishment and Designation of Series or Class.  Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

WesMark West Virginia Municipal Bond Fund
WesMark Growth Fund
WesMark Balanced Fund
WesMark Government Bond Fund
WesMark Small Company Growth Fund
WesMark Tactical Opportunity Fund

            The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 21st day of February, 2017.

WITNESS the due execution hereof this 21st day of February, 2017.

/s/ Lawrence E. Bandi	/s/ Richard A. Hay
Lawrence E. Bandi	Richard A. Hay

/s/ Mark M. Gleason	/s/ Robert E. Kirkbride
Mark M. Gleason	Robert E. Kirkbride

/s/ J. Christopher Gardill
J. Christopher Gardill